EXHIBIT 5.1




                         CARPENTER, BENNETT & MORRISSEY
                              Three Gateway Center
                               100 Mulberry Street
                          Newark, New Jersey 07108-4078



                                                  June 27, 1996

Board of Directors
HFS Incorporated
339 Jefferson Road
P.O. Box 278
Parsippany, NJ 07054-0278


        Re:    HFS Incorporated Employee Savings Plan


Dear Sirs and Mesdames:

        It is our understanding that HFS Incorporated (the "Company") is filing a Form S-8 Registration Statement (the "Statement") with the Securities and Exchange Commission to register additional Company common stock which the HFS Incorporated Employee Savings Plan (the "Plan") members may select as an investment option under the terms of the Plan. As part of this filing, you have requested us to furnish our opinion as to whether the Plan, as amended, and the Trust Agreement described below comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including
(i) the amended and restated Plan as adopted effective January 1, 1996, and (ii) the Trust Agreement between Merrill Lynch Trust Company and the Company effective February 1, 1996. In our examination, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of the all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein, which were not independently established or verified, we have relied upon statements and


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representations of officers and other representatives of the Company and others.
In addition, we have made such other examination of law and facts as we considered necessary in order to form a basis for the opinion hereinafter expressed.

        Based upon the foregoing, and subject to the comments and qualifications noted below, it is our opinion that the provisions of the Plan and the Trust Agreement are in compliance in all material respects with the applicable requirements of ERISA.

        The Company received a favorable determination letter dated May 21, 1996 from the Internal Revenue Service (the "Service") on the qualification of the amended and restated Plan based on the information submitted to the Service at that time. The Service stated in its determination letter that the continued qualification of the Plan under its form as submitted to the Service will depend on its effect in operation. Similarly, our opinion is limited to the form of the provisions of the Plan and Trust Agreement and not to their effect in operation.

        We are admitted to the Bar of the State of New Jersey, and we express no opinion as to the laws of any other jurisdiction other than, to the extent specifically referred to herein, the federal laws of the United States of America.

        The opinion expressed herein is based on the existing legal authority and precedent, which are subject to change at any time. Accordingly, there can be no assurance that there will not be any legislative, administrative or judicial development after the date of this letter that might cause us to reassess the opinion expressed herein.

        We hereby consent to the use of this opinion as an exhibit to the Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 and the rules promulgated thereunder.

                      Very truly yours,
                      CARPENTER, BENNETT & MORRISSEY



                      By:  s/ Edward T. Day, Jr.
                             Edward T. Day, Jr.